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                                                                Exhibit 10.1

August 16, 2004

Philip R. Roth
[omitted for confidentiality]


Dear Phil:

As discussed today, your active employment with the Company has terminated, effective August 16, 2004. Because of your service to the company and to assist with your transition, we will offer you the following additional benefits if you agree to the terms of this Salary Continuation Agreement.

SALARY, BONUS AND BENEFITS CONTINUATION

If you agree to the terms described in this letter, you will continue to receive your monthly salary ($23,417), paid on a semi-monthly basis through August 31, 2005. These salary continuation/severance payments are guaranteed and will continue even if you should find alternate employment before that time. However, our obligation to continue your salary will cease in the unlikely event of your death. Please note that salary continuation is inclusive of any and all vacation pay entitlements. Also, you will remain eligible to receive the full 2004 Executive Annual Bonus Plan and the full 2002 Long Term Bonus Opportunity payments to be paid in February 2005, if all of the conditions for the bonus payment are met (other than your continuing employment by the Company--you will be treated as if still employed as of the date of the bonus is awarded). If you have not found alternate employment by August 31, 2005, your monthly salary will be continued for up to an additional six (6) months or the date on which you secure new employment, whichever is sooner.

Your group insurance coverage, including life, medical, and dental, will continue during your salary continuation period unless you sooner receive alternate coverage with another employer, even if this alternate coverage is less comprehensive. Information concerning group insurance coverage will be forwarded to you by the Benefits Department. Please contact Tracy Pagliara regarding any questions you may have.

Furthermore, you have also agreed to immediately notify Tracy Pagliara when you have secured alternate employment.

PENSION PLAN AND SAVINGS PLAN PARTICIPATION

During your salary continuation period, you will continue to earn vesting service and to accrue benefits under the Gardner Denver Pension Plan and under the Gardner Denver Supplemental Excess Pension Plan. Company contributions will also continue during this time. Subject to and in accordance with the applicable terms of the Plans, you will be eligible to receive your vested Pension Plan benefits at the time of your retirement in accordance with the Plans.

During your salary continuation period, you may also continue to contribute to the Retirement Savings Plan and the Excess Savings Plan. Company contributions will also continue during this time. At the end of your salary continuation period, you have a choice of whether to withdraw or

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Mr. Philip R. Roth
August 16, 2004
Page 2

to leave your account in the Retirement Savings Plan. If you choose to leave your account in the Retirement Savings Plan, you may choose to withdraw it at a later date, but not later than April 1 following your attainment of age 70 1/2. Your Excess Savings Plan account will be paid to you pursuant to the terms of such Plan.

Further information on these plans will be forwarded to you by the Benefits Department. Again, please feel free to contact Tracy Pagliara regarding any questions you might have or for any information you may need.

STOCK OPTIONS

According to our records, you currently have the stock option grants described on Exhibit 1 to this letter. Subject to the terms and conditions
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of the applicable option agreement, you may exercise your vested options anytime through August 31, 2007, including those options that vest prior to August 31, 2007. Please contact Tracy Pagliara regarding any questions you have concerning your stock options.

For the six (6) month period following your employment termination date, you will remain subject to the requirements of Section 16 of the Securities Exchange Act of 1934 with respect to certain transactions in Gardner Denver stock. In addition, you will still be required to refrain from making open market purchases or sales of Gardner Denver's stock while you are in possession of material non-public information about the Company.

Accordingly, you will be required to obtain pre-clearance from the Gardner Denver Corporate Secretary's office prior to engaging in purchases or sales of Gardner Denver stock during your salary continuation period. Your failure to abide by this requirement will result in the immediate forfeiture of your remaining stock options. Please feel free to contact Tracy Pagliara for further information.

UNEMPLOYMENT COMPENSATION

Gardner Denver does not pay the full separation allowance if you are drawing Unemployment Compensation during the salary continuation period. Any Unemployment Compensation you do receive will reduce the Severance Allowance by that amount. Therefore, we encourage you to save the Unemployment Compensation benefits until after your salary continuation period.

OUT PLACEMENT

We have agreed to provide out placement services through a firm of your choosing at Company expense (up to an amount no greater than $35,000) to help you find a new position. If you decide to use these services, the outplacement firm will provide you with the following assistance:

         A. A complete and total assessment of your work background, experience, talents, skills, education, personal values and motivations.

         B. Preparation of a professional presentation reflecting your executive talents, accomplishments and professional experience.

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Mr. Philip R. Roth
August 16, 2004
Page 3


         C. A complete interview orientation that should enable you to acquire the skills needed for presentation in the most professional manner to prospective employers.

MISCELLANEOUS

Upon departure from Gardner Denver, please make certain that any outstanding cash advances and business expenses be reconciled immediately. If not, any amounts due the Company will be withheld from your salary during your salary continuation period. Any amount to which you may have been entitled shall be reimbursed through the normal accounting procedures upon submission of appropriate expense report forms. Also, please turn in all of your Company credit cards at that time.

During your employment with Gardner Denver, you had access to much of the Company's confidential information including: product margins, product strengths and weaknesses, Company policies, objectives, strategies, long range plans, plans for market product development, financial information, payroll information, personnel information and other similar information. As a result, and in consideration of the salary and other benefits to be provided by Gardner Denver pursuant to this agreement, you will not disclose any of the information gained in your position with Gardner Denver to the advantage of a competitor of Gardner Denver or to the disadvantage of Gardner Denver. You further agree that you will not make any disparaging or other negative comments about the Company or its officers, agents and representatives. In addition, no representatives of the Company will be authorized to make any disparaging or other negative comments about you. However, as discussed, the Company undertakes no, and hereby expressly disclaims any, obligation with respect to unauthorized statements.

We are in agreement that you will not take with you any documents or copies of documents, or use in any way in direct or indirect employment, any confidential and proprietary information that you gained during your service with Gardner Denver, Inc.

To receive the benefits described in this letter, you must agree to the attached Waiver and Release, which is incorporated by reference and should be considered part of this letter.

If you are in agreement and if the foregoing clearly and fully reflects our understanding, please so indicate by signing and returning to me a copy of this letter and a signed copy of the attached Waiver and Release. By signing this agreement, you acknowledge that you have read the Salary Continuation Agreement offered by the Company, understand its terms and that you are voluntarily accepting it in lieu of any other separation benefits that the Company may offer, including, without limitation, the Separation Allowance Plan.


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Mr. Philip R. Roth
August 16, 2004
Page 4



Sincerely,

/s/ Ross J. Centanni

Ross J. Centanni
Chairman, President and CEO


Agreed to and accepted:

/s/ Philip R. Roth

Philip R. Roth

Date of Acceptance:   9/3/04
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Attachments
cc: Tracy Pagliara